Exhibit 10.28

TITAN PHARMACEUTICALS, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on September 26, 2018, by and between Titan Pharmaceuticals, Inc. (the “Company”) and Dane D. Hallberg (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

A.           The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.           Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.           Employment.

1.1        Title. Executive’s position shall be Executive Vice President & Chief Commercial Officer, subject to the terms and conditions set forth in this Agreement.

1.2        Duties. Executive shall have the customary powers, responsibilities and authorities of a Chief Commercial Officer of corporations of the size, type and nature of the Company, as it exists from time to time. Executive shall commence employment on October 1, 2018 (the “Effective Date”) and will report to the Company’s Chief Executive Officer.

2.           Noncompetition; Nonsolicitation.

2.1        Covenant not to Compete. During the Term and for a period of six (6) months thereafter (the “Restricted Period”), Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, Executive, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products for the treatment of opioid addiction or implantable long-term, continuous drug delivery (a “Competitive Entity”), except with the prior written consent of the Board. Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.

2.2        Nonsolicitation. During the Restricted Period, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the employ of the Company; or (ii) solicit or attempt to solicit the business of any client or customer of the Company with respect to products, services, or investments similar to those provided or supplied by the Company.

2.3        Acknowledgements. Executive acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the covenant not to compete and the nonsolicitation obligations imposed by this Section 2 are reasonable in duration, geographic area, and scope and are necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement. If, at the time of enforcement of this Section 2, a court holds that the covenant not to compete and/or the nonsolicitation obligations described herein are unreasonable or unenforceable under the circumstances then existing, then the Parties agree that the maximum duration, scope, and/or geographic area legally permissible under such circumstances will be substituted for the duration, scope and/or area stated herein.

3.           Compensation of the Executive.

3.1        Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annualized rate of $350,000, less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive’s compensation will be reviewed at least on an annual basis and the Company may increase, but not decrease (except in connection with a Company-wide decrease in executive compensation), Executive’s Base Salary from time to time, and if so increased, “Base Salary” shall include such increases for purposes of this Agreement.

3.2        Stock Options. You will receive stock options to acquire 250,000 shares of Titan’s common stock under the Titan stock option plan (“plan”), subject to approval by the board of directors. All options granted will vest monthly, commencing on your first date of employment, over a four (4) year period at a rate of 25% per year. The option price will be determined per the plan as of the grant date. These stock options will be governed by the terms of the Titan stock option plan and the terms of this employment agreement.

3.3        Bonuses. Executive may, at the sole discretion of the Board of Directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) be considered for an annual bonus target of fifty (50%) percent of the Executive’s then Base Salary, payable in (i) cash and/or (ii) awards under the Company’s equity incentive plans (“Annual Bonus”). Both the amount and make-up of any Annual Bonus shall be at the sole discretion of the Board or the Committee.

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3.4        Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies

3.5        Benefits. The Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement, including medical, dental, vision, disability and life insurance programs, that may be in effect from time to time and made available to the Company’s senior management employees, subject to the terms and conditions of those benefit plans. The Company reserves the right to suspend, amend or terminate any employee benefit plan or program at any time.

3.6        Holidays and Vacation. Executive shall be entitled to three (3) weeks of Company paid vacation per year initially and shall be controlled per the vacation policy of the Company. In addition to such paid vacation, Executive shall receive all paid Company holidays and sick leave in accordance with Company policy.

4.           Termination.

4.1        Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1      Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” by delivery of written notice to Executive. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.1.2      Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.

4.2        Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.3 below.

4.3        Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

4.4        Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

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4.5        Compensation Upon Termination.

4.5.1      Death or Complete Disability. If, during the Term of this Agreement, Executive’s employment shall be terminated by death or Complete Disability, the Company shall pay to Executive, his estate, or his heirs, as applicable, (i) any Base Salary owed to Executive through the date of termination; (ii) expenses reimbursement amounts owed to Executive; (iii) all unpaid amounts of any Annual Milestone Bonus(es) Executive earned prior to the termination date; (iv) a cash lump sum in respect to accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination; (v) any payments and benefits to which Executive (or his estate) is entitled pursuant to the terms of any employee benefit or compensation plan or program in which she participates (or participated); and (vi) any amount to which Executive is entitled pursuant to any other written agreements between the Company or any of its affiliates and Executive (the amounts in (i) through (vi) above being the “Termination Amounts”). The Company shall pay Executive: (A) the amounts contained in items (i) through (iv) within ten (10) days following such termination; (B) any payments associated with (v) in accordance to the terms of such plans or programs; and (C) any such amounts in (vi) in accordance with the terms of such agreements, with the Termination Amounts being subject to the standard deductions and withholdings (as applicable). In addition, subject to Executive (or his estate or heirs, as applicable) furnishing to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (the “Release”) within the time period specified therein, and allowing the Release to become effective in accordance with its terms, then Executive, his estate, or his heirs, as applicable, shall also be entitled to: (1) continuation of Executive’s salary (at the Base Salary rate in effect at the time of termination) for a period of ninety (90) days following the termination date; and (2) a prorated annual bonus equal to the Annual Milestone Bonus, if any, for the year of termination multiplied by a fraction, the numerator of which shall be the number of full and partial months Executive worked for the Company and the denominator of which shall be 12. The Base Salary payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date. The prorated annual bonus payment will be subject to standard payroll deductions and withholdings and will paid at the same time as the Annual Milestone Bonus, if any, would have been paid to Executive under Section 3.2 above, had Executive remained employed with the Company.

4.5.2      Termination For Cause or Resignation without Good Reason. If, during the Term of this Agreement, Executive’s employment is terminated by the Company for Cause, or Executive resigns his employment hereunder without Good Reason, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

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4.5.3      Termination Without Cause or Resignation For Good Reason Not In Connection with a Change of Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, at any time other than upon the occurrence of, or within thirty (30) days prior to, or six (6) months following, the effective date of a Change of Control (as defined below), the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company an executed Release within the time period specified therein, and allowing the Release to become effective in accordance with its terms, Executive shall be entitled to: (1) severance in the form of continuation of his salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason) for a period of six (6) months following the termination date; (2) payment of Executive’s premiums to cover COBRA for a period of six (6) months following the termination date; and (3) a prorated annual bonus equal to the target Annual Milestone Bonus, if any, for the year of termination multiplied by a fraction, the numerator of which shall be the number of full and partial months Executive worked for the Company and the denominator of which shall be 12, and (4) immediate accelerated vesting of any unvested Restricted Shares and unvested outstanding stock option(s). These payments under (1), (2) and (3) above will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.5.4      Termination Without Cause or Resignation For Good Reason In Connection with a Change of Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, upon the occurrence of, or within thirty (30) days prior to, or within six (6) months following, the effective date of a Change of Control, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company an executed Release within the time period specified therein, and allowing the Release to become effective in accordance with its terms, then Executive shall be entitled to: (1) severance in the form of a lump sum payment equivalent to nine (9) months of his Base Salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason); (2) payment of Executive’s premiums to cover COBRA for a period of nine (9) months following the termination date; (3) a prorated annual bonus equal to the target Annual Milestone Bonus, if any, for the year of termination multiplied by a fraction, the numerator of which shall be the number of full and partial months Executive worked for the Company and the denominator of which shall be 12, and (4) immediate accelerated vesting of any unvested Restricted Shares and unvested outstanding stock option(s). These payments under (1), (2), and (3) above, will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date.

4.6        Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1      Complete Disability. “Complete Disability” means that Executive is determined to be permanently disabled pursuant to the Company’s long term disability plan and is receiving disability benefits under such plan.

4.6.2      Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:

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(i)          The willful failure, disregard or refusal by Executive to perform his material duties or obligations under this Agreement or to follow lawful directions received by Executive from the Chief Executive Officer;

(ii)         Any grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any willful act by Executive intended to cause such material injury, except any acts (A) made by Executive in connection with the enforcement of his rights, whether under this Agreement, any other agreement between the Company or any affiliate and Executive, or pursuant to applicable law (e.g. disparagement, etc.) or (B) which are required by law or pursuant to a subpoena or demand by a governmental or regulatory body;

(iii)        Executive’s indictment of any felony involving moral turpitude (including entry of a nolo contendere plea);

(iv)        The determination, after a reasonable and good-faith investigation by the Company, that the Executive engaged in discrimination prohibited by law (including, without limitation, age, sex or race discrimination);

(v)         Executive’s material misappropriation or embezzlement of the property of the Company or its Affiliates (whether or not a misdemeanor or felony); or

(vi)        Material breach by Executive of this Agreement and/or of the Company’s Proprietary Information and Inventions Agreement or other non-disclosure agreement to which Executive is a party (collectively, the “PIIA”); provided, however, that, any such termination of Executive shall only be deemed for Cause pursuant to this definition if: (1) the Company gives the Executive written notice of the condition(s) alleged to constitute Cause, which notice shall describe such condition(s); and (2) the Executive fails to remedy such condition(s) (if curable) within thirty (30) days following receipt of the written notice.

For purposes of this definition, the Parties agree that (1) a change in Executive’s role and/or title to no less than Senior Vice President shall not constitute Cause under this Agreement; and (2) any breach of Sections 2 or 5 of this Agreement shall be deemed a material breach that is not capable of cure by Executive.

4.6.3      Good Reason. For purposes of this Agreement, and subject to the caveat at the end of this Section, “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s prior written consent:

(i)           any reduction by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive compensation, such reduction shall not constitute Good Reason for Executive to terminate his employment;

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(ii)         a material breach by the Company (or any of its affiliates) of this Agreement or any other written agreement between the Company or any of its affiliates and Executive; or

(iii)        a material adverse change in Executive’s duties, authority or responsibilities; provided, however, a change in Executive’s title shall not constitute Good Reason under this Agreement;

(iv)        any failure of the Company to pay Executive any amount owed to Executive under this Agreement or any other written agreement plan or program between the Company and Executive;

(v)         any reduction in Executive’s bonus eligibility; or

(vi)        the assignment to Executive of duties materially inconsistent with his position with the Company.

Provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason; which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

4.6.4     Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i)          the acquisition by a third party (or more than one party acting as a group) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii)         a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii)        the dissolution or liquidation of the Company; or

(iv)        the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

4.7        Survival of Certain Sections. Sections 3, 4, 5, 6, 7, 8, 9, 12, 13, 16, 17, 19 and 21 of this Agreement will survive the termination of this Agreement.

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4.8        Parachute Payment. Payments made by the Company to Executive shall be subject to withholding for applicable federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of compensation and benefits hereunder. If it shall be determined that any payment or distribution by the Company to or for the benefit of Executive under this Agreement or any other plans or arrangements between the parties would be subject to the deduction limitations and excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code, (including any applicable interest and penalties, collectively referred to herein as “Excise Taxes”), then the parties agree to take such action as may be necessary to place Executive in the best after-tax position taking into account all income, employment and Excise Taxes, without regard to the deductibility of any payments by the Company. Thus, for example, any amount deemed to constitute a “parachute payment” under Section 280G, shall be reduced to the extent necessary to avoid Excise Taxes that would otherwise be imposed if, and only if, such reduction would result in Executive retaining a larger total after-tax amount of compensation, taking into account all employee compensation, benefits, income, employment and excise taxes. For avoidance of doubt, Executive shall be fully responsible for and the Company shall have no liability to Executive for the payment of any Excise Taxes.

4.9        Application of Internal Revenue Code Section 409A. The parties intend that any compensation, benefits and other amounts payable or provided to Executive under this Agreement be paid or provided in a manner that is either exempt from, or in compliance with, Section 409A of the United States Internal Revenue Code of 1986, as amended from time to time and related rules, regulations and Treasury pronouncements (together, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided Executive under this Agreement shall be subject to the provisions set forth below.

(i)          The date of Executive’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as Executive’s date of termination of employment for purpose of determining the time of payment of any severance that becomes payable to Executive pursuant to Section 6 upon the termination of Executive’s employment and that is deemed to be nonqualified deferred compensation for purposes of Section 409A. To the extent that any severance payable to Executive pursuant to Section 6 constitutes nonqualified deferred compensation within the meaning of Section 409A, such amounts shall not commence on the Payment Date, and instead, the first installment shall not be paid until the sixtieth (60th) day following Executive’s separation from service to the extent necessary to avoid adverse tax consequences under Section 409A; provided, that such first installment shall be in an amount equal to the amount of the installments to which Executive would have been paid on the Company’s regular paydays prior to the sixtieth (60th) day following Executive’s separation from service had such installments not been delayed pursuant to this Section 20(b). Any remaining payments due under this Agreement that are not required to be delayed pursuant to the preceding sentence will be paid as scheduled as otherwise provided in the Agreement.

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(ii)         Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as nonqualified deferred compensation subject to Section 409A, shall not be made until the first (1st) business day after: (i) the expiration of six (6) months from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death. Any remaining payments due under this Agreement that are not required to be delayed pursuant to the preceding sentence will be paid as scheduled as otherwise provided in the Agreement.

(iii)        In the case of any amounts that are payable to Executive under this Agreement, Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Section 409A.

(iv)        To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A: (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by Executive that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

5.           Confidential And Proprietary Information.

As a condition of employment Executive agrees to execute and abide by the PIIA.

6.           Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

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7.           Notices.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Titan Pharmaceuticals, Inc.

400 Oyster Point Blvd., Suite 505
South San Francisco, CA

(650) 989-2660

Attn: Chairman

If to the Executive:

Dane D. Hallberg

5405 Tuckerman Lane #813

North Bethesda MD 20852

(480) 694-2785

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

8.           Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California without regard to its conflict of laws principles.

9.           Integration.

This Agreement, including Exhibit A and the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

10.         Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11.         Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

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12.         Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13.         Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.         Representations and Warranties.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15.         Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

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16.         Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in San Francisco, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Accordingly, Executive and the Company hereby waive any right to a jury trial. Both Executive and the Company shall be entitled to all rights and remedies that either Executive or the Company would be entitled to pursue in a court of law. The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee. The arbitrator shall have the discretion to award attorneys fees to the party the arbitrator determines is the prevailing party in the arbitration. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

17.         Indemnification.

The Company shall defend and indemnify Executive in his capacity as Executive Vice President & Chief Commercial Officer of the Company to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The Company shall also maintain a policy for indemnifying its Executives and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Executives Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or articles of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

18.         Trade Secrets Of Others.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company, and the Company shall not request, any documents or copies of documents containing such information.

19.         Advertising Waiver.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

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20.         NO MITIGATION.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any payment otherwise payable to him.

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Sunil Bhonlse
Name: Sunil Bhonsle
Title: President and Chief Executive Officer

Executive:

/s/ Dane D. Hallberg
Name: Dane D. Hallberg

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement effective as of ________________, to which this form is attached, I, ___________, hereby furnish ________________ (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, Executives, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). Except as provided below, the Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the fair employment practices statutes of the state or states in which I have provided services to the Company and/or any other federal, state or local law, regulation or other requirement. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims under the Agreement or any other written agreement between the Company and me, including any stock option award agreement or plan, (b) any rights or claims that may arise as a result of events occurring after the date this Release and Waiver is executed or which otherwise cannot lawfully be waived, (c) any indemnification rights I may have as a former Executive or director of the Company or its subsidiaries or affiliated companies, including any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (d) any claims for benefits under any directors’ and Executives’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (e) any rights or claims under any employee benefit or compensation plan or program in which I participate or participated (or was eligible to participate), (f) any rights or claims to unemployment compensation, and (g) reimbursement for business expenses which are consistent with the Company’s reimbursement policy. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

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I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized Executive of the Company.

Date:	By:

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